Exhibit 10.2

CONTINUED EMPLOYMENT, SEPARATION, AND RELEASE AGREEMENT

Marjorie Hargrave (“Employee” or “you,”) and Hallador Energy Company (“Hallador”) (collectively, the “Parties”) enter into this Continued Employment, Separation, and Release Agreement (the “Agreement”).

STIPULATIONS

A.Hallador employs you as its Chief Financial Officer. Your expected final day of employment with Hallador will be June 23, 2025 (the “Separation Date”). May 29, 2025 is your notice date (“Notice Date”).
B.You and Hallador entered into a Severance Agreement, effective April 10, 2024 (the “Severance Agreement”), that made you eligible for severance benefits upon certain conditions, including the execution of a Release (as defined in the Severance Agreement). The Parties intend this Agreement to meet the conditions of the Severance Agreement and to provide you with severance as described. This Agreement and its additional severance benefits are in lieu of, and not in addition to, any other severance benefits you might be owed under the Severance Agreement or any other agreement.
C.You and Hallador also entered into Restricted Stock Unit Issuance Agreements (the “RSU Agreements”) pursuant to which you were granted 90,800 Restricted Stock Units (as defined in the RSU Agreements) (“RSUs”), and as of the Separation Date, you have 30,267 vested RSUs and 60,533 unvested RSUs (the “Unvested RSUs”) upon certain conditions.
D.You are age 40 or older.
E.Regardless of whether you sign this Agreement, you will receive full salary and benefits through the Separation Date.
F.This Agreement is intended to be interpreted in the broadest possible manner in favor of forever resolving any and all disputes between you and Hallador related to your employment, your continued employment, or your separation of employment.

CONSIDERATION

1.Continued Employment. So long as you sign and do not revoke this Agreement, you will continue your employment with Hallador from the Notice Date through the Separation Date (the “Transition Period”). During the Transition Period, you will remain an at-will employee, perform transition duties as reasonably directed, and continue to receive your salary and benefits as a full-time employee. During the Transition Period, you will be expected to make yourself available for calls and respond in a prompt manner to text or email communications, but you will not be expected to come into the office on regular basis. If you do not sign this Agreement, your employment will end immediately.
2.Severance Payment. So long as you sign and do not revoke this Agreement and sign the “Supplemental Release” attached as Exhibit A on or immediately after your Separation Date and do not revoke it, you will receive the “Severance Payment” described below and other considerations below:

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a.Hallador will characterize your separation as without “Cause” under the Severance Agreement;
b.Except for referrals directed to Hallador’s CEO, Hallador will respond to any requests for referral by confirming your dates of employment. For referrals directed to Hallador’s CEO, the referral will be positive;
c.Following the Separation Date, Employee has the right under applicable law to elect to continue her participation in Hallador’s group medical insurance program. Employee will complete and return the necessary paperwork if Employee desires to do so. Hallador will provide you payments in an amount equivalent to the cost of that insurance coverage and any legally permitted COBRA administrative fee for 13 months. You may use these payments for COBRA premiums or any other purpose, and these payments will be subject to standard deductions and withholding and will be reflected on a tax form W-2; and
d.Hallador will pay you a single lump sum cash payment equal to the Total Compensation (as defined in the Severance Agreement) (the “Severance Payment”), which amount is equal to $753,333 (eighteen (18) months of base salary) and $153,333 which is the amount of annual bonus you received for fiscal year 2024, less $5,000 which is payable as an advance as described below. Hallador will reduce the Severance Payment by required tax withholdings and deductions and issue a tax form W-2 reflecting the payment. Hallador will make the Severance Payments within 31 days of your Separation Date. Hallador makes no representations concerning the tax consequences of this Agreement and you are solely responsible for any tax liability incurred as a result of entering into this Agreement.
3.Restricted Stock Units. So long as you sign and do not revoke this Agreement and sign the Supplemental Release on or immediately after your Separation Date and do not revoke it:
a.Hallador will characterize your separation as without “Cause” under the RSU Agreements; and
b.Your Unvested RSUs will vest as soon as reasonably practicable after the Separation Date.
4.Severance and RSU Agreements. The Severance Agreement and the RSU Agreements survive the termination of your employment and their terms govern your award of severance and RSU vesting (other than the acceleration of the Unvested RSUs as provided in this Agreement, which acceleration of the vesting of the Unvested RSUs are hereby accelerated in accordance with Section 3), with such terms incorporated into this Agreement.
5.Wages, Benefits and Expenses. You acknowledge that all wages and benefits due to you through the date that you sign this Agreement have been paid. You further acknowledge that all business expenses incurred during employment have been submitted for reimbursement.
6.No Further Benefits or Compensation. Except as provided in this Agreement, as of the Separation Date, you will cease participating in all benefit or plans that Hallador makes available to its full-time employees. You are also no longer entitled to receive salary, incentive compensation, additional RSUs, equity, bonuses or any other form of compensation as of the Separation Date, other than those required by law (e.g., payment of salary through the Separation Date). You will receive no other severance benefits than the ones set forth in this Agreement.

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7.Communications. Employee will be allowed to review any press release and Form 8-K regarding the announcement of Employee’s separation from Hallador, and Hallador will in good faith negotiate any proposed edits to these announcements, but only to the extent such edits are consistent with its legal obligations.
8.Selling of RSUs. Following the Separation Date, you are eligible to sell your vested RSUs in accordance with SEC rules, required filings, and applicable plan rules.

LEGAL RELEASE

9.Your Waiver, Release, and Surrender of All Claims. In exchange for the immediate payment to you of a single lump sum amount of $5,000 (which is an advance of the Severance Payment as described above) and your continued employment, To the fullest extent permitted by law, you waive, release, and surrender any and all claims and demands that you may have against Hallador or the Hallador Released Parties (as defined below) as of the date of this Agreement
10.Hallador Released Parties. Your waiver, release, and surrender of claims and demands are as broad as possible. By signing this Agreement you are waiving, releasing, and surrendering your claims and demands and the claims and demands of those acting on your behalf or in your stead, including without limitation your agents, heirs, personal representatives, successors, and assigns. Your waiver, release, and surrender of claims extend to all people and entities affiliated with Hallador, whether past or current, including without limitation Hallador’s owners, parents, directors, shareholders, subsidiaries, joint ventures, officers, executives, employees, independent contractors, benefit plans, attorneys, affiliates, agents, successors, and assigns (collectively, the “Hallador Released Parties”).
11.Scope of Your Release. The legal claims that you are giving up by signing this Agreement include without limitation the following:
a.whether in law or in equity, known or unknown, which arose from the beginning of time up to the date of this Agreement;
b.that in any way relate to your employment with Hallador, your offer of employment, or your separation of employment;
c.that arise under any laws governing the employment relationship, including, without limitation, laws concerning unlawful discharge, discrimination, harassment, retaliation, whistle blower protection, civil rights, equal opportunity, leave of any kind, medical conditions, employment benefits of any kind, military service, accommodation, or disability;
d.for alleged injuries, damages, remedies or relief, including, without limitation, claims for economic damages, emotional distress damages, compensatory damages, punitive damages, liquidated damages, exemplary damages, back pay, front pay, interest, costs, attorneys’ fees, injunctive relief, or equitable relief; and
e.that could be asserted under federal law, state law, local law, statute, regulation, code, ordinance, executive order, or common law, including all manner of tort (injury to person or property) or contract claims.

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12.Narrowly Construed Exceptions. Your legal release is intended to be construed in the broadest possible manner to effectuate the intent of the parties that all disputes between you and Hallador are forever resolved, subject only to the following exceptions which are to be narrowly construed: (a) workers’ compensation claims to the extent such claims cannot be released under state law without the approval of a court of competent jurisdiction; (b) rights to retirement benefits previously vested by operation of law pursuant to the terms of Hallador’s retirement plans; (c) rights to unemployment compensation benefits under state law to the extent such claims cannot be waived in an agreement between the parties; and (d) actions to enforce the terms of this Agreement to the extent that specific rights and benefits are conferred by same.
13.ADEA Disclosure. Because you are over age 40, you have special rights under a federal law known as the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act. Under this law, you have a right to be free from age discrimination in all aspects of your employment relationship. You acknowledge the following:
a.By executing this Agreement, you are knowingly and voluntarily waiving and releasing all rights or claims, if any, that you may have against Hallador under the ADEA;
b.That this Agreement has been written in a manner to be understood by you and that you do understand it;
c.That you are not waiving claims that arise after the date you sign this Agreement;
d.Your release of claims is in exchange for consideration to which you are not already entitled;
e.Hallador advises you to consult with an attorney before signing below;
f.You have twenty-one (21) days to consider and sign this Agreement from your receipt of this Agreement. If you sign before then, you do so voluntarily; and
g.You have seven (7) days after signing this Agreement to revoke or cancel it (the “Revocation Period”). This Agreement shall not become effective or enforceable until the eighth day after your execution of the Agreement without revocation (the “Effective Date”). To revoke it, you must cause written notice to be received by Hallador, before this Revocation Period expires.

CONFIDENTIAL INFORMATION

14.Confidentiality. You agree to keep the terms of this Agreement confidential and shall not disclose such terms to anyone other than your spouse, tax advisor, lawyer, or as required by law.
15.Non-Disparagement. Except as specifically protected by law, you will not make any comment that you know to be false or take any action with a malicious motive that is intended to or has the effect of damaging the reputation or integrity of any of the Hallador Released Parties. The disclosure of underlying facts of any alleged discriminatory or unfair employment practice is not disparagement.
16.Proprietary and Confidential Information: You must maintain the confidentiality of Hallador’s proprietary and confidential information, regardless of how you became aware of or had

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access to such information during your employment with Hallador. You must not disclose, copy, retain, transmit or use confidential or proprietary information concerning or relating to Hallador’s products, strategy, prospects, finances, projects, business operations, customers, pricing, intellectual property, trade secrets, technology, and marketing plans (collectively “Confidential Information”). Confidential Information does not include information available or known publicly, provided that such disclosure was not made by you.
17.Return of Company Property. You must return all of Hallador’s property. You will undertake a diligent search for any Confidential Information to comply with this obligation, including searching on smartphones, thumb drives, external hard drives, personal computers, cloud-based storage accounts, or in any electronic or hard copy form. You will immediately disclose upon request any passwords used to access Hallador’s electronically stored information.
18.Protected Conduct. The Parties acknowledge that this Agreement does not prohibit you from:
a.Filing or otherwise participating in any government agency investigation or enforcement action concerning your employment with Hallador, including investigations or enforcement actions by the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Securities and Exchange Commission, or similar state agency.  You may discuss with others your wages, benefits, or terms and conditions of employment with Hallador.  You may disclose or discuss, either orally or in writing, any alleged discriminatory or unfair employment practice, or the underlying facts of any such practice. You agree that by signing the release above, you are giving up the right to economically benefit from the filing or participation described in this section.
b.Under the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), disclosing a Hallador trade secret: (i) in confidence to a government official or attorney for the purpose of reporting or investigating a suspected legal violation, or (ii) in a sealed filing in court. If you file a lawsuit concerning trade secrets, they may disclose trade secrets to their attorney and use them in court if filed under seal and not disclosed except by court order.

MISCELLANEOUS

19.Benefits. Hallador’s benefit, welfare, retirement, 401(k), health, bonus and incentive plans, to the extent not addressed by this Agreement, govern your rights and benefits under those plans.
20.Claims. You warrant and represent that you have not transferred nor assigned to any person or entity any claims released by this Agreement. You further represent and warrant that you have not filed or asserted any claims released by this Agreement in arbitration, in a court of law or with any governmental body.
21.No Admission. This Agreement shall not be construed as an admission of wrongdoing of any kind by any party.
22.Breach or Default. Nothing in this Agreement will be construed so as to impair any legal or equitable right to enforce any of the terms of this Agreement.

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23.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, unless preempted by federal law, without regard to Colorado’s conflicts of law. Any claims arising from, relating to, or concerning this Agreement or its interpretation must be asserted in either a state or federal court located in Denver, Colorado.
24.Severability. If any clause or provision of this Agreement is found by any court or other authority of competent jurisdiction to be unenforceable for any reason, the remainder of this Agreement shall not be affected but shall be enforced to the greatest extent allowed by law. Further, such clause or provision found to be invalid or unenforceable shall be deemed to be modified, amended or limited to the extent necessary to render it valid and enforceable.
25.Adequacy of Consideration. You acknowledge that the consideration you have received in this Agreement in exchange for your release of claims and other promises to Hallador is fair and adequate.
26.Negotiations. You agree that this Agreement has been negotiated at arms’ length, that you have carefully read this Agreement and know and understand its contents and its binding legal effect, and that you are signing this Agreement of your own free will and without coercion. Hallador advises you to consult an attorney before signing this Agreement.
27.Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements, whether written or oral, relating to such subject matter except as specifically noted in this Agreement.
28.Amendment. This Agreement may be amended or altered at any time, in whole or in part, only by a written instrument setting forth such changes, signed by both parties.
29.Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the parties and their respective legal representatives, heirs, successors, and assigns.
30.Counterparts. This Agreement may be executed in counterparts, by facsimile or by electronic scan.

AGREED:

HALLADOR ENERGY COMPANYEMPLOYEE

By:/s/RYAN MCMANISBy:  /S/MARJORIE HARGRAVE

Name:Ryan McManisMarjorie Hargrave

Title:Chief Legal Officer

Date:06/03/2025Date:  06/03/2025

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EXHIBIT A

SUPPLEMENTAL RELEASE

Marjorie Hargrave (“Employee” or “you”) and Hallador Energy Company (“Hallador”) (collectively, the “Parties”) enter into this Supplemental Release (the “Supplemental Release”) which is effective on June 23, 2025 (the “Separation Date”).

1.Stipulations.You signed and did not revoke the Continued Employment, Separation, and Release Agreement (the “Agreement”). Defined terms in the Agreement have the same meaning in this Supplemental Release. For the consideration described in the Agreement, including severance benefits, you agreed to execute this Supplemental Release on or immediately after the last date of your employment to ensure that you have waived, surrendered, and released any and all claims related to your employment with Hallador through the Separation Date.

2.Supplemental Waiver, Release, and Surrender of All Claims. To the fullest extent permitted by law, you waive, release, and surrender any and all claims that you have against Hallador and the Released Parties up through the Separation Date, including without limitation any claims related to your employment and separation of employment. The Agreement’s scope of release and narrow exceptions are applicable to the Supplemental Release, with the only exception that this Supplemental Release additionally covers any claims that may have accrued between your execution of the Agreement and the termination of your employment on the Separation Date.

3.Supplemental Acknowledgements. By signing below, you acknowledge that Hallador has paid you all wages or compensation that you are due as an employee of Hallador through the Separation Date. You further acknowledge that you have submitted for reimbursement all business expenses you may have incurred during your employment. You warrant and represent that you have not transferred nor assigned to any person or entity any claims release by the Supplemental Release.

4.ADEA Disclosure. Because you are over age 40, you have special rights under a federal law known as the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act. Under this law, you have a right to be free from age discrimination in all aspects of your employment relationship. You acknowledge the following:

a.By executing this Agreement, you are knowingly and voluntarily waiving and releasing all rights or claims, if any, that you may have against Hallador under the ADEA;
b.That this Agreement has been written in a manner to be understood by you and that you do understand it;
c.That you are not waiving claims that arise after the date you sign this Agreement;
d.Your release of claims is in exchange for consideration to which you are not already entitled;
e.Hallador advises you to consult with an attorney before signing below;

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f.You have twenty-one (21) days to consider and sign this Agreement from your receipt of this Agreement. If you sign before then, you do so voluntarily; and
g.You have seven (7) days after signing this Supplemental Release to revoke or cancel it (the “Revocation Period”). This Supplemental Release shall not become effective or enforceable until the eighth day after your execution of the Agreement without revocation (the “Effective Date”). To revoke it, you must cause written notice to be received by Hallador, before this Revocation Period expires.

AGREED:

HALLADOR ENERGY COMPANY		EMPLOYEE

By:	/S/RYAN MCMANIS	By:/S/MARJORIE HARGRAVE
Name:	Ryan McManis	Marjorie Hargrave
Title:	Chief Legal Officer

Date:	06/29/2025	Date: 06/29/2025
(Do not sign before Separation Date)

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